Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Senior Manager, Investor Relations
	Deputy Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS THIRD QUARTER EPS INCREASE OF 14%,
REAFFIRMS FOURTH QUARTER GUIDANCE

     Pleasanton, California, November 15, 2012 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended October 27, 2012 of $.72, up from $.63 for the 13 weeks ended October 29, 2011. These results reflect a 14% increase on top of a 24% gain in the third quarter of 2011. Net earnings for the third quarter ended October 27, 2012 grew 11% to $159.5 million, up from $144.0 million for the third quarter ended October 29, 2011. Fiscal 2012 third quarter sales increased 11% to $2.263 billion, with comparable store sales up 6%, versus a 5% gain in the prior year.

     For the nine months ended October 27, 2012, earnings per share were $2.46, up from $2.01 for the nine months ended October 29, 2011. These results represent 22% growth following a 24% increase for the first nine months of 2011. Net earnings for the year-to-date period in 2012 grew 18% to $550.2 million, up from $465.2 million in the prior year period. Sales for the first nine months of 2012 increased 12% to $6.960 billion, with comparable store sales up 7% on top of a 5% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with the strong sales and earnings increases we generated in the third quarter and first nine months of 2012. Our better-than-expected results year-to-date were driven by our ongoing ability to offer shoppers a fresh and exciting array of compelling name brand bargains for the family and the home. In addition, operating our stores on lower inventories while strictly controlling expenses continues to enhance profit margins.”

     Mr. Balmuth continued, “Operating margin in the third quarter grew about 35 basis points to 11.3%. As a percent of sales, higher merchandise margin, lower distribution costs and leverage on occupancy and general, selling and administrative expenses were partially offset by a lower shortage benefit than the prior year and increases in freight and buying costs. While shortage results from this year’s physical inventory were better than expected, the favorable variance versus our reserve was larger in the third quarter of 2011.”

     Mr. Balmuth also noted, “We continued to enhance stockholder returns through our stock repurchase and dividend programs in the third quarter. During the first nine months of fiscal 2012, we repurchased 5.4 million shares of common stock for an aggregate price of $334 million. We expect to buy $116 million in common stock during the fourth quarter, which will complete the two-year $900 million program announced in early 2011.”

Fourth Quarter 2012 Guidance

     Looking ahead, Mr. Balmuth said, “Our focus on bargains continues to make our stores attractive destinations for value-conscious customers. During the holiday season, however, it is always difficult to predict how promotional other retailers may become or how current macroeconomic and political uncertainties may impact consumer spending. We are also anniversarying the robust 7% increase in same store sales from last year’s fourth quarter. So, while we hope to do better, we believe it is prudent to maintain our prior fourth quarter guidance.”

     For the 13 weeks ending January 26, 2013, the Company continues to forecast same store sales to be up 1% to 2% on top of a 7% gain for the 13 weeks ended January 28, 2012. For the 14 weeks ending February 2, 2013, earnings per share are projected to be in the range of $.99 to $1.04, compared to $.85 for the 13 weeks ended January 28, 2012. The fourth quarter guidance range includes the projected $.08 to $.09 benefit to earnings per share from the 53rd week in fiscal 2012.

     The Company will provide additional details concerning its third quarter results, fourth quarter and fiscal 2012 guidance, and business outlook on a conference call to be held on Thursday, November 15, 2012 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website, located at www.rossstores.com. A recorded version of the call will be available at the website address and via a telephone recording until 8:00 p.m. Eastern time on November 23, 2012 at 404-537-3406, PIN #68796482.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2011 and Form 10-Qs and 8-Ks for fiscal 2012. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

* * * * *

     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2011 revenues of $8.6 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,097 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 108 dd’s DISCOUNTS® in eight states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	October 27,	October 29,	October 27,	October 29,
($000, except stores and per share data, unaudited)	2012	2011	2012	2011
Sales	$2,262,723	$2,046,427	$6,960,419	$6,210,413

Costs and Expenses
Costs of goods sold	1,648,997	1,490,213	5,017,767	4,495,726
Selling, general and administrative	357,983	332,226	1,047,883	962,271
Interest expense, net	1,643	2,565	5,961	7,629
Total costs and expenses	2,008,623	1,825,004	6,071,611	5,465,626

Earnings before taxes	254,100	221,423	888,808	744,787
Provision for taxes on earnings	94,576	77,454	338,647	279,569
Net earnings	$159,524	$143,969	$550,161	$465,218

Earnings per share [1]
Basic	$0.73	$0.64	$2.50	$2.05
Diluted	$0.72	$0.63	$2.46	$2.01

Weighted average shares outstanding (000) [1]
Basic	218,583	224,540	219,917	227,125
Diluted	222,185	228,460	223,596	231,105

Dividends [1]
Cash dividends declared per share	$0.14	$0.11	$0.28	$0.22

Stores open at end of period	1,205	1,126	1,205	1,126

1 All share and per share amounts have been adjusted for the two-for-one stock split effective December 15, 2011.

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	October 27,	October 29,
($000, unaudited)	2012	2011
Assets

Current Assets
Cash and cash equivalents	$623,822	$552,924
Short-term investments	1,533	298
Accounts receivable	68,493	62,384
Merchandise inventory	1,342,904	1,233,616
Prepaid expenses and other	102,609	88,964
Deferred income taxes	11,509	19,914
Total current assets	2,150,870	1,958,100

Property and equipment, net	1,352,166	1,088,244
Long-term investments	4,397	5,984
Other long-term assets	140,504	129,616
Total assets	$3,647,937	$3,181,944

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$886,629	$759,708
Accrued expenses and other	352,484	290,498
Accrued payroll and benefits	227,475	217,238
Income taxes payable	-	1,628
Total current liabilities	1,466,588	1,269,072

Long-term debt	150,000	150,000
Other long-term liabilities	223,477	204,105
Deferred income taxes	110,137	111,516

Commitments and contingencies

Stockholders’ Equity	1,697,735	1,447,251
Total liabilities and stockholders’ equity	$3,647,937	$3,181,944

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	October 27,	October 29,
($000, unaudited)	2012	2011
Cash Flows From Operating Activities
Net earnings	$550,161	$465,218
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	133,824	117,337
Stock-based compensation	37,380	30,411
Deferred income taxes	(4,294)	10,402
Tax benefit from equity issuance	27,714	14,073
Excess tax benefit from stock-based compensation	(26,997)	(13,362)
Change in assets and liabilities:
Merchandise inventory	(212,834)	(146,699)
Other current assets	(32,340)	(24,145)
Accounts payable	156,763	18,227
Other current liabilities	6,628	(65,961)
Other long-term, net	10,265	8,190
Net cash provided by operating activities	646,270	413,691

Cash Flows From Investing Activities
Additions to property and equipment	(255,332)	(231,349)
Increase in restricted cash and investments	(2,012)	(66,505)
Purchases of investments	(424)	-
Proceeds from investments	809	10,965
Net cash used in investing activities	(256,959)	(286,889)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	26,997	13,362
Issuance of common stock related to stock plans	15,317	14,060
Treasury stock purchased	(28,727)	(15,502)
Repurchase of common stock	(334,357)	(342,733)
Dividends paid	(94,554)	(76,989)
Net cash used in financing activities	(415,324)	(407,802)

Net decrease in cash and cash equivalents	(26,013)	(281,000)

Cash and cash equivalents:
Beginning of period	649,835	833,924
End of period	$623,822	$552,924

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$344,686	$300,824

Non-Cash Investing Activities
Increase in fair value of investment securities	$14	$72